Exhibit 99.1

Bank of the James Announces Fourth Quarter, Full Year 2018

Financial Results and Declaration of Dividend

Strong Quarterly, Yearly Earnings Growth, Commercial Lending Leads Loan Expansion

LYNCHBURG, Va., January 25, 2019 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (Greater Lynchburg MSA), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months and 12 months ended December 31, 2018.

Net income for the three months ended December 31, 2018 was $1.48 million or $0.34 per diluted share, compared with $360,000 or $0.08 per diluted share for the three months ended December 31, 2017. For the 12 months ended December 31, 2018, net income was $5.30 million or $1.21per diluted share, compared with $2.92 million or $0.67 per diluted share for the 12 months ended December 31, 2017. Net income in the fourth quarter and full year 2017 results included the $871,000 write-down of the Company’s deferred tax assets resulting from the Tax Cuts and Jobs Act enacted in December 2017.

Robert R. Chapman III, President and CEO commented: “The Company’s financial performance in 2018 demonstrated strong and balanced contributions from all our retail, commercial, mortgage, and investment and insurance operations. We are achieving our goals for growth supported by a diversity of interest income and noninterest income sources.

“Our core Region 2000 market exhibited strength, which was enhanced in 2018 by an expanded presence in Appomattox, and a new Blacksburg mortgage office that serves the New River Valley market. Accelerating activity resulting from the geographic expansion into Charlottesville, Harrisonburg and Roanoke has enhanced revenue diversity and opened doors to growth opportunities. We are grateful for the outstanding performance by our banking team, which has been the key to driving business and retaining clients. Prudent expense management, continued asset quality, and capital management supported our goal of increasing earnings and building the Company’s value.”

Highlights

•	Increased commercial real estate (CRE) and multi-family housing loans led a 6% year-over year growth in loans, net of allowance for loan losses.

•	Net interest income before the provision for loan losses increased 12% in the fourth quarter and 12 months of 2018, driven primarily by increased interest generated through loan growth.

•

Total noninterest income, including increased fee income from treasury services, and record income from the Company’s insurance and investments business and the Company’s mortgage operations, was up 11% for the 12 months of 2018 compared with the 12 months of 2017.

•

Pretax income increased 14% from $1.63 million to $1.86 million in the fourth quarter of 2018 compared to the fourth quarter of 2017. For the year ended December 31, 2018, pretax income was $6.63 million, up 24% from $5.36 million for the year ended December 31, 2017.

•

Deposits increased 8% to $612.04 million at December 31, 2018 from $567.49 million at December 31, 2017, led by growth of core deposits (noninterest-bearing demand, NOW, savings and money market accounts). Core deposits comprised 69% of the Company’s total deposits at year-end 2018.

•	Total assets rose to a Company record $674.90 million at December 31, 2018.

•

The Company maintained strong asset quality, primarily reflecting loan portfolio strength. Total nonperforming loans declined 32% to $2.94 million at year-end 2018 from $4.31 million at year-end 2017, and the ratio of nonperforming loans to total loans improved to 0.55% from 0.87% in 2018 and 2017, respectively.

•	Measures of productivity continued to improve, with Return on Average Assets (ROAA) of 0.81% in 2018 versus 0.49% in 2017. Return on Average Equity (ROAE) was 9.74% in 2018, up from 5.64% in 2017.

•	Total stockholders’ equity was $55.14 million at December 31, 2018, up from $51.67 million December 31, 2017, and retained earnings rose to $16.52 million from $12.27 million at year-end 2017.

•

Based on the results achieved in the fourth quarter of 2018, on January 15, 2019 the Company’s board of directors approved a $0.06 per share dividend payable to stockholders of record on March 8, 2019, to be paid on March 22, 2019.

Chapman continued: “A highlight of 2018 was the Company’s deposit growth, particularly lower-cost core deposits, which enabled us to fund increased lending activity with internal resources and minimal reliance on higher-cost borrowings. In the coming year, we anticipate establishing several offices in selective locations to enhance our deposit gathering capabilities. During the past several years, our past investments in people, technology and facilities have supported productivity and growth reflected in the Company’s 2018 earnings, providing confidence in our strategy of prudent long-term growth.”

Fourth Quarter, 12 Months of 2018 Operational Review

Total interest income was $7.11 million in the fourth quarter of 2018, up 14% from $6.24 million a year earlier, primarily resulting from loan growth and adjustable rate loans that repriced to reflect rising interest rates throughout the year.

Net interest income in the fourth quarter of 2018 was $6.05 million, a 12% increase compared with the fourth quarter of 2017. For the year ended December 31, 2018, total interest income rose sharply to $26.97 million from $23.67 million a year earlier and net interest income was up 12% in 2018 compared with 2017. Interest expense in the fourth quarter and 12 months of 2018 increased compared with both periods in 2017, primarily reflecting a larger deposit base and an uptick in rates. The average rate paid on interest-bearing deposits was 0.72% in 2018 compared with 0.63% in 2017, and the Company had minimal borrowings in 2018.

“Our focus continues to be growing lower-cost core deposits to fund lending, and despite slight rate increases throughout the year, we succeeded in managing interest expense costs and were able to support lending activity with minimal use of short-term borrowings, which became considerably more expensive in 2018,” noted J. Todd Scruggs, Executive Vice President and CFO. “Although some competitors were offering higher rates on time deposits, we maintained a disciplined approach to adding time deposits.”

Net interest income after provision for loan losses in the fourth quarter of 2018 was $5.86 million compared with $5.16 million in the fourth quarter of 2017. Net interest income after provision for loan losses for the 12 months of 2018 was $22.46 million compared with $19.68 million for the 12 months of 2017. The decrease in the Company’s provision for loan losses in both the three and 12 months of 2018 compared with comparable periods in 2017, primarily reflects the strength of the Company’s asset quality. For the 12 months of 2018, the loan loss provision was $716,000, down 28% from $993,000 for the 12 months of 2017.

Commercial lending growth, increased rates, and relative stability in the interest rate spread contributed to a 3.80% net interest margin in the fourth quarter of 2018, up from 3.64% a year earlier. The net interest margin for the 12 months of 2018 expanded to 3.75% from 3.67% for the 12 months of 2017. The average rate spread for the 12 months ended December 31, 2018 was 3.60% and average rates on total earning assets were 4.36% compared with 4.20% for the 12 months Ended December 31, 2017.

Noninterest income, including gains from the sale of residential mortgages to the secondary market, revenue contributions from BOTJ Investment Services, and income from the Bank’s line of treasury management services for commercial customers supported continued positive annual growth. Noninterest income in 2018 was $5.24 million, up 11% from $4.73 million in 2017.

Strong multi-family and single-family mortgage originations led to a record year for the Company’s mortgage division. Gains on sale from the sale of residential mortgages to the secondary market was the leading contributor to noninterest income, generating $2.92 million of income during 2018, up from $2.43 million in 2017. Service charges and fee income, including contributions from treasury services and investment management, were $2.02 million in 2018, up from $1.89 million in 2017.

Noninterest expense for the three months ended December 31, 2018 was $5.30 million compared with $4.91 million a year earlier, and for the 12 months of 2018 was $21.06 million compared with $19.05 million for the 12 months of 2017. The increase reflected increased personnel expenses from an expanded team of producing individuals, and higher occupancy, professional and data processing costs as the Company added new offices to better support business activity and generate productive growth.

During 2019, the Company plans to establish three full-service locations to generate additional business and gather deposits, and to relocate its Charlottesville limited service office, converting it to a full-service location in downtown Charlottesville. “We anticipate this investment will have a negative six to eight cent impact on after tax earnings per share during the year,” Chapman explained. “While giving customers access to the full range of Bank of the James services and capabilities, the size and staffing of these locations will emphasize efficient operation.”

The Company plans to open an office in Lexington, Virginia, serving the cities of Lexington and Buena Vista, and Rockingham County in the Shenandoah Valley. It plans to establish an office in Rustburg, the county seat of Campbell County, expanding the Company’s presence in the Region 2000 MSA, and add a second full-service office in Roanoke, which Chapman said has proven to be a very strong market for Bank of the James.

Balance Sheet Review: Growth, Asset Quality

Total assets rose to a Company-record $674.90 million at year-end 2018, rising 8% from $626.34 million at year-end 2017. The primary driver of asset growth continues to be loans held for investment, net of the allowance for loan losses, which totaled $530.02 million, up from $491.02 million at December 31, 2017. Loans held for sale were $1.67 million. Fair value of securities available-for-sale was $52.73 million compared with $55.31 million at December 31, 2017.

The Company’s commercial loan portfolio provided the Company with balanced performance and growth. Non-owner occupied commercial real estate (primarily commercial and investment property), increased 42% to $80.21 million at December 31, 2018 from $56.48 million a year earlier. Owner-occupied commercial real estate of $102.71 million was up 6% from a year earlier, and mortgages on multi-family properties increased 30% at December 31, 2018 from a year earlier. Construction and land loans, which were strong throughout 2018, were $34.37 million, down 16% from a year earlier as a number of projects were completed and loans paid down. However, a significant number of these construction projects were retained as commercial real estate loans through permanent financing. Agricultural and consumer loans experienced double-digit growth compared with a year earlier, and residential mortgages and home equity loans were relatively stable.

Total deposits at December 31, 2018 rose to $612.11 million from $567.49 million at December 31, 2017. Much of the deposit growth reflected increased noninterest bearing demand accounts, which grew 23% to $91.36 million at December 31, 2018 from $74.10 million at December 31, 2017, and core interest bearing accounts (NOW, saving and money market), which increased to $422.72 million in 2018 from $389.09 million in 2017. Core deposits comprised approximately 69% of total deposits.

Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.55% at December 31, 2018, compared with 0.87% at December 31, 2017. Nonperforming loans declined 32% at year-end 2018 versus year-end 2017, loan charge-offs declined 49% year over year, and other real estate owned (OREO) declined 8%. The Company’s allowance for loan losses to total loans ratio declined to 0.86% at December 31, 2018 from 0.96% at December 31, 2017, reflecting continued strong loan quality.

The Company grew measures of stockholder value. Total stockholders’ equity was $55.14 million at December 31, 2018, up from $51.67 million at December 31, 2017. Retained earnings increased to $16.52 million, up from $12.27 million at December 31, 2017. Tangible book value per share increased to $12.59 at December 31, 2018 from $11.80 at December 31, 2017. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

Chapman concluded: “We are enthusiastic about the Company’s prospects in the near term. The region’s economy has been stable and generally strong, businesses and nonprofit organizations have been active and growing, and housing markets have ranged from sound to robust. While the banking market remains competitive, we feel our commitment to providing superior service, supported by a range of sophisticated products and capabilities, has established Bank of the James as a leading choice for retail and commercial banking. We look forward to continuing on the path of delivering sound performance and building the Company’s value for customers and shareholders.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lynchburg, Madison Heights, and Roanoke. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

Unaudited

Selected Data:	Three months ending Dec 31, 2018	Three months ending Dec 31, 2017	Change	Year to date Dec 31, 2018	Year to date Dec 31, 2017	Change
Interest income	$7,111	$6,235	14.05%	$26,971	$23,665	13.97%
Interest expense	1,059	825	28.36%	3,795	2,993	26.80%
Net interest income	6,052	5,410	11.87%	23,176	20,672	12.11%
Provision for loan losses	189	248	-23.79%	716	993	-27.90%
Noninterest income	1,288	1,376	-6.40%	5,235	4,727	10.75%
Noninterest expense	5,296	4,912	7.82%	21,064	19,046	10.60%
Income taxes	380	1,266	-69.98%	1,329	2,438	-45.49%
Net income	1,475	360	309.72%	5,302	2,922	81.45%
Weighted average shares outstanding - basic	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Weighted average shares outstanding - diluted	4,378,436	4,378,519	(83)	4,378,459	4,378,521	(62)
Basic net income per share	$0.34	$0.08	$0.26	$1.21	$0.67	$0.54
Fully diluted net income per share	$0.34	$0.08	$0.26	$1.21	$0.67	$0.54

Balance Sheet at period end:	Dec 31, 2018	Dec 31, 2017	Change	Dec 31, 2017	Dec 31, 2016	Change
Loans, net	$530,016	$491,022	7.94%	$491,022	$464,353	5.74%
Loans held for sale	1,670	2,626	-36.41%	2,626	3,833	-31.49%
Total securities	56,427	61,025	-7.53%	61,025	44,075	38.46%
Total deposits	612,043	567,493	7.85%	567,493	523,112	8.48%
Stockholders’ equity	55,143	51,665	6.73%	51,665	49,421	4.54%
Total assets	674,897	626,341	7.75%	626,341	574,195	9.08%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Book value per share	$12.59	$11.80	0.79	$11.80	$11.29	$0.51

Daily averages:	Three months ending Dec 31, 2018	Three months ending Dec 31, 2017	Change	Year to date Dec 31, 2018	Year to date Dec 31, 2017	Change
Loans, net	$525,960	$493,978	6.47%	$515,200	$480,138	7.30%
Loans held for sale	3,262	3,575	-8.76%	3,138	2,628	19.41%
Total securities	59,647	59,719	-0.12%	60,880	54,913	10.87%
Total deposits	610,612	569,243	7.27%	595,434	543,783	9.50%
Stockholders’ equity	56,077	52,701	6.41%	54,461	51,789	5.16%
Interest earning assets	632,245	589,938	7.17%	618,812	563,538	9.81%
Interest bearing liabilities	524,878	498,858	5.22%	499,499	478,459	4.40%
Total assets	673,113	628,069	7.17%	656,938	601,820	9.16%

Financial Ratios:	Three months ending Dec 31, 2018	Three months ending Dec 31, 2017	Change	Year to date Dec 31, 2018	Year to date Dec 31, 2017	Change
Return on average assets	0.87%	0.23%	0.64	0.81%	0.49%	0.32
Return on average equity	10.44%	2.71%	7.73	9.74%	5.64%	4.10
Net interest margin	3.80%	3.64%	0.16	3.75%	3.67%	0.08
Efficiency ratio	72.15%	72.38%	(0.23)	74.14%	74.99%	(0.85)
Average equity to average assets	8.33%	8.39%	(0.06)	8.29%	8.61%	(0.32)

Allowance for loan losses:	Three months ending Dec 31, 2018	Three months ending Dec 31, 2017	Change	Year to date Dec 31, 2018	Year to date Dec 31, 2017	Change
Beginning balance	$4,561	$6,020	-24.24%	$4,752	$5,716	-16.86%
Provision for losses	189	248	-23.79%	716	993	-27.90%
Charge-offs	(185)	(1,543)	-88.01%	(1,064)	(2,094)	-49.19%
Recoveries	16	27	-40.74%	177	137	29.20%
Ending balance	4,581	4,752	-3.60%	4,581	4,752	-3.60%

Nonperforming assets:	Dec 31, 2018	Dec 31, 2017	Change	Dec 31, 2017	Dec 31, 2016	Change
Total nonperforming loans	$2,939	$4,308	-31.78%	$4,308	$2,550	68.94%
Other real estate owned	2,431	2,650	-8.26%	2,650	2,370	11.81%
Total nonperforming assets	5,370	6,958	-22.82%	6,958	4,920	41.42%
Troubled debt restructurings - (performing portion)	424	440	-3.64%	440	455	-3.30%

Asset quality ratios:	Dec 31, 2018	Dec 31, 2017	Change	Dec 31, 2017	Dec 31, 2016	Change
Nonperforming loans to total loans	0.55%	0.87%	(0.32)	0.87%	0.54%	0.33
Allowance for loan losses to total loans	0.86%	0.96%	(0.10)	0.96%	1.22%	(0.26)
Allowance for loan losses to nonperforming loans	155.87%	110.31%	45.56	110.31%	224.16%	(113.85)

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited) 12/31/18	12/31/17
Assets
Cash and due from banks	$26,725	$20,267
Federal funds sold	23,600	16,751

Total cash and cash equivalents	50,325	37,018

Securities held-to-maturity (fair value of $3,515 in 2018 and $5,619 in 2017)	3,700	5,713
Securities available-for-sale, at fair value	52,727	55,312
Restricted stock, at cost	1,462	1,505
Loans, net of allowance for loan losses of $4,581 in 2018 and $4,752 in 2017	530,016	491,022
Loans held for sale	1,670	2,626
Premises and equipment, net	13,233	11,890
Software, net	193	165
Interest receivable	1,742	1,713
Cash value - bank owned life insurance	13,359	13,018
Other real estate owned	2,431	2,650
Income taxes receivable	1,102	1,366
Deferred tax asset	1,755	1,418
Other assets	1,182	925

Total assets	$674,897	$626,341

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	91,356	74,102
NOW, money market and savings	331,298	307,987
Time	189,389	185,404

Total deposits	612,043	567,493

Capital notes	5,000	5,000
Interest payable	127	111
Other liabilities	2,584	2,072

Total liabilities	$619,754	$574,676

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of December 31, 2017 and 2018	9,370	9,370
Additional paid-in-capital	31,495	31,495
Accumulated other comprehensive loss	(2,243)	(1,469)
Retained earnings	16,521	12,269

Total stockholders’ equity	$55,143	$51,665

Total liabilities and stockholders’ equity	$674,897	$626,341

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Interest Income
Loans	$6,507	$5,745	$24,836	$22,081
Securities
US Government and agency obligations	189	185	760	550
Mortgage backed securities	60	85	256	299
Municipals	83	84	331	342
Dividends	34	31	74	73
Other (Corporates)	24	24	94	105
Interest bearing deposits	76	29	227	82
Federal Funds sold	138	52	393	133

Total interest income	7,111	6,235	26,971	23,665

Interest Expense
Deposits
NOW, money market savings	277	192	961	722
Time Deposits	650	501	2,291	1,788
FHLB borrowings	—	—	17	—
Reverse repurchase agreements	—	—	—	13
Brokered time deposits	82	82	326	283
Capital notes	50	50	200	187

Total interest expense	1,059	825	3,795	2,993

Net interest income	6,052	5,410	23,176	20,672

Provision for loan losses	189	248	716	993

Net interest income after provision for loan losses	5,863	5,162	22,460	19,679

Noninterest income
Gains on sale of loans held for sale	658	771	2,918	2,434
Service charges, fees and commissions	495	485	1,871	1,759
Increase in cash value of life insurance	85	86	341	345
Other	50	34	105	76
Gain on sales of available-for-sale securities	—	—	—	113

Total noninterest income	1,288	1,376	5,235	4,727

Noninterest expenses
Salaries and employee benefits	2,881	2,698	11,279	10,012
Occupancy	379	366	1,522	1,493
Equipment	409	375	1,600	1,521
Supplies	135	130	548	520
Professional, data processing, and other outside expense	813	683	3,226	2,795
Marketing	119	143	611	739
Credit expense	150	114	528	467
Other real estate expenses	(9)	10	227	88
FDIC insurance expense	99	90	398	375
Other	320	303	1,125	1,036

Total noninterest expenses	5,296	4,912	21,064	19,046

Income before income taxes	1,855	1,626	6,631	5,360

Income tax expense	380	1,266	1,329	2,438

Net Income	$1,475	$360	$5,302	$2,922

Weighted average shares outstanding - basic	4,378,436	4,378,436	4,378,436	4,378,436

Weighted average shares outstanding - diluted	4,378,436	4,378,519	4,378,459	4,378,521

Net income per common share - basic	$0.34	$0.08	$1.21	$0.67

Net income per common share - diluted	$0.34	$0.08	$1.21	$0.67